LINE OF CREDIT

$1,000,000.00	September 1, 2011

For value received, Drywave Technologies, Inc., with offices at 1281 E. Magnolia, Suite D 106, Fort Collins, Colorado 80524, as principal ("Borrower"), promises to pay to the order of AntriaBio, Inc., ("Lender") at 55 Broad St., 19th Floor, New York, NY or at such other address as Lender shall from time to time specify in writing, a principal sum of up to ONE MILLION DOLLARS ($1,000,000.00), in legal and lawful money of the United States of America, with interest on the outstanding principal from the date advanced until paid at the rate set out below. Interest shall be computed on a per annum basis of a year of 360 days and for the actual number of days elapsed, unless such calculation would result in a rate greater than the highest rate permitted by applicable law, in which case interest shall be computed on a per annum basis of a year of 365 days or 366 days in a leap year, as the case may be.

1. Payment Terms. Interest shall be due and payable at maturity on August 31, 2012 (the “Original Maturity Date”) when the entire amount hereof, principal and interest then remaining unpaid, shall be then due and payable; interest being calculated on the unpaid principal each day principal is outstanding and all payments made credited to any collection costs and late charges, to the discharge of the interest accrued and to the reduction of the principal, in such order as Lender shall determine.

2. Late Charge. Upon maturity of this Note, if the outstanding principal balance (plus all accrued but unpaid interest) is not paid within 10 days of the maturity date, Borrower will be charged a delinquency charge of (i) 5% of the sum of the outstanding principal balance (plus all accrued but unpaid interest). Borrower agrees with Lender that the charges set forth herein are reasonable compensation to Lender for the handling of such late payments.

3. Interest Rate. Interest on the outstanding and unpaid principal balance hereof shall be computed at a per annum rate equal to the lesser of 10% or (a) a rate equal to the Wall Street Journal Prime Rate (as hereinafter defined) plus one percent (5%) per annum, with said rate to be adjusted to reflect any change in The Wall Street Journal Prime Rate at the time of any such change or (b) the highest rate permitted by applicable law, but in no event shall interest contracted for, charged or received hereunder plus any other charges in connection herewith which constitute interest exceed the maximum interest permitted by applicable law, said rate to be effective prior to maturity (however such maturity is brought about). As used herein, for any date, the "Wall Street Journal Prime Rate" shall mean the Prime Rate quoted in the most recently published issue of The Wall Street Journal (Central Edition) in the "Money Rates" column. If the Wall Street Journal Prime Rate ceases to be made available by the publisher, or any successor to the publisher of The Wall Street Journal (Central Edition), the interest rate will be determined by using a comparable index. If more than one Wall Street Journal Prime Rate is quoted, the higher rate shall apply. The Wall Street Journal Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.

4. Default. It is expressly provided that upon (a) default in the punctual payment of this Note or any part hereof, principal or interest, as the same shall become due and payable, or (b) the occurrence of a Default of even date herewith between Borrower and Lender, the holder of this Note may, at its option, without further notice or demand, (i) declare the outstanding principal balance of and accrued but unpaid interest on this Note at once due and payable, (ii) refuse to advance any additional amounts under this Note, (iii) foreclose all liens securing payment hereof, including the sale of the Collateral (iv) pursue any and all other rights, remedies and recourses available to the holder hereof at law or in equity, or (v) pursue any combination of the foregoing; and in the event default is made in the prompt payment of this Note when due or declared due, and the same is placed in the hands of an attorney for collection, or suit is brought on same, or the same is collected through probate, bankruptcy or other judicial proceedings, then the Borrower agrees and promises to pay all costs of collection, including reasonable attorney's fees.

5. Joint and Several Liability; Waiver. Each maker, signer, surety and endorser hereof, as well as all heirs, successors and legal representatives of said parties, shall be directly and primarily, jointly and severally, liable for the payment of all indebtedness hereunder. Lender may release or modify the obligations of any of the foregoing persons or entities, or guarantors hereof, in connection with this loan without affecting the obligations of the others. Such persons or entities expressly waive presentment and demand for payment, notice of default, notice of intent to accelerate maturity, notice of acceleration of maturity, protest, notice of protest, notice of dishonor, and all other notices and demands for which waiver is not prohibited by law, and diligence in the collection hereof; and agree to all renewals, extensions, indulgences, partial payments, releases or exchanges of collateral, or taking of additional collateral, with or without notice, before or after maturity. No delay or omission of Lender in exercising any right hereunder shall be a waiver of such right or any other right under this Note.

6. No Usury Intended; Usury Savings Clause. In no event shall interest contracted for, charged or received hereunder, plus any other charges in connection herewith which constitute interest, exceed the maximum interest permitted by applicable law. The amounts of such interest or other charges previously paid to the holder of the Note in excess of the amounts permitted by applicable law shall be applied by the holder of the Note to reduce the principal of the indebtedness evidenced by the Note, or, at the option of the holder of the Note, be refunded. To the extent permitted by applicable law, determination of the legal maximum amount of interest shall at all times be made by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the loan and indebtedness, all interest at any time contracted for, charged or received from the Borrower hereof in connection with the loan and indebtedness evidenced hereby, so that the actual rate of interest on account of such indebtedness is uniform throughout the term hereof.

7. Security and Collateral. This Note is secured by 1,000,000 Common Shares of Drywave Technologies Inc., which shares will be deposited to an accout of the Lender’s choosing and held as Collateral. Within 5 business days upon full satisfaction of the payment terms of this Line of Credit, Lender will return the Common Shares to Borrower.

8. Governing Law, Venue. This Note is being executed and delivered, and is intended to be performed in the State of Colorado. Except to the extent that the laws of the United States may apply to the terms hereof, the substantive laws of the State of Colorado shall govern the validity, construction, enforcement and interpretation of this Note. In the event of a dispute involving this Note or any other instruments executed in connection herewith, the undersigned irrevocably agrees that venue for such dispute shall lie in any court of competent jurisdiction in Denver County, Colorado.

10. Purpose of Loan. All advances hereunder shall be used solely for business, commercial, investment, or other similar purposes.

11. Captions. The captions in this Note are inserted for convenience only and are not to be used to limit the terms herein.

BORROWER:

Drywave Technologies, Inc.
1281 E. Magnolia
Suite D-106
Ft. Collins, CO 80524

By: /s/ Steve R. Howe

Name: Steve R. Howe

Title: Chief Executive Officer

LENDER:

AntriaBio, Inc.
55 Broad St., 19th Floor
New York, NY 10004

By: /s/ Nickolay V. Kukekov

Name: Nickolay V. Kukekov

Title: Director